Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-196235

Registration Statement No. 333-199817

December 12, 2014

PROSPECTUS SUPPLEMENT NO. 16 TO THE JUNE PROSPECTUS (AS DEFINED BELOW)

PROSPECTUS SUPPLEMENT NO. 4 TO THE NOVEMBER PROSPECTUS (AS DEFINED BELOW)

14,825,000 Shares of Common Stock

This prospectus supplement amends our prospectus dated June 19, 2014, as supplemented on July 15, 2014, July 21, 2014, August 6, 2014, August 8, 2014, September 26, 2014, October 1, 2014, October 8, 2014, October 21, 2014, October 30, 2014, November 4, 2014, November 6, 2014, November 17, 2014, November 21, 2014 and December 8, 2014 (the “June Prospectus”) to allow the selling stockholders named in the June Prospectus (the “June Selling Stockholders”) to resell, from time to time, up to 14,825,000 shares of our common stock. The shares of our common stock covered by the June Prospectus (the “June Shares”) were issued by us to the June Selling Stockholders in a private placement on May 20, 2014, as more fully described in the June Prospectus.

25,465,024 Shares of Common Stock

This prospectus supplement also amends our prospectus dated November 12, 2014, as supplemented on November 17, 2014, November 21, 2014 and December 8, 2014 (the “November Prospectus,” and together with the June Prospectus, the “Prospectuses”) to allow the selling stockholders named in the November Prospectus (the “November Selling Stockholders,” and together with the June Selling Stockholders, the “Selling Stockholders”) to resell, from time to time, up to 25,465,024 shares of our common stock. The shares of our common stock covered by the November Prospectus (the “November Shares,” and together with the June Shares, the “Shares”) were issued by us to the November Selling Stockholders in a private placement on October 8, 2014 and November 6, 2014, as more fully described in the November Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on December 12, 2014, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectuses, which are to be delivered with this prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.”  The closing sale price on the NYSE for our shares of common stock on December 11, 2014 was $22.93 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks.  You should carefully consider the risks that we have described in “Risk Factors” beginning on pages 6 and 19 of the June Prospectus and November Prospectus, respectively, and under similar headings in any amendments or supplements to the Prospectuses, before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

  You should rely only on the information contained in the Prospectuses, this prospectus supplement or any future prospectus supplement or amendment.  Neither we nor the Selling Stockholders have authorized anyone to provide you with different information.  The Selling Stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this Prospectus Supplement is December 12, 2014.

UNITED STATES

SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT
REPORT

Pursuant to Section 13
or 15(d)

of the Securities Exchange
Act of 1934

Date of Report (Date
of Earliest Event Reported): November 3, 2014

 Platform
Specialty Products Corporation

(Exact name of registrant
as specified in its charter)

Delaware

001-36272

37-1744899

         (State or other jurisdiction
of incorporation)

         (Commission
File Number)

         (I.R.S. Employer
Identification No.)

         5200 Blue Lagoon Drive
         Suite 855
Miami, Florida

33126

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s
telephone number, including area code: (203) 575-5850

Not Applicable

(Former name or former
address, if changed since last report)

Check the appropriate box below if the
Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 2
on Form 8-K/A (this “Amendment No. 2”) is being filed to amend the Current Report on Form 8-K filed by Platform
Specialty Products Corporation (“Platform”) with the Securities and Exchange Commission (the “SEC”) on
November 3, 2014, as amended by Amendment No.1 on Form 8-K/A filed by Platform with the SEC on November 21, 2014 (as amended, the “Original Form 8-K”).

Item 8.01
Other Events.

As previously disclosed
in a Current Report on Form 8-K filed with the SEC on October 21, 2014 by Platform, Platform entered into a Share Purchase
Agreement with Nalozo S.à.r.l., pursuant to which Platform agreed to acquire Arysta LifeScience Limited (“Arysta”)
for approximately $3.51 billion, subject to customary closing conditions (the “Arysta Acquisition”). There can be no assurance that the proposed Arysta Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated.

Platform voluntarily filed
the Original Form 8-K with Arysta’s (i) audited consolidated balance sheets as of January 1, 2012 and December 31,
2013 and 2012 and the related audited consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013, prepared in accordance with International Financial Reporting
Standards (the “Audited Financial Statements”), and (ii) unaudited consolidated balance sheet as of June 30,
2014 and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows for the six-month period ended June 30, 2014 and 2013 (the “June Financial Statements”).

The purpose of this Amendment
No. 2 is to further amend the Original Form 8-K by making certain revisions to Arysta’s (i) consolidated income statement and the related note 6 “Earnings (loss) per Share” to the Audited Financial Statements (the “Audited
Financial Statements Revisions”), and (ii) interim condensed consolidated income statement and the related note 5 “Earnings
(loss) per Share” to the June Financial Statements (the “June Financial Statements Revisions”). Such revisions were made in order to reflect earnings attributable to non-controlling interests in earnings per share from continuing operations and basic and diluted earnings (loss) per share.

Copies of the Audited
Financial Statements Revisions and the June Financial Statements Revisions are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference in this Item 8.01. Other than as set forth above, no other changes have been made to the
Original Form 8-K. This Amendment No. 2 speaks as of the filing date of the Original Form 8-K, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in the
Original Form 8-K except as stated above.

Item 9.01
Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number

Exhibit Title

99.1

Revised Arysta’s consolidated income statement and the related note 6 “Earnings (loss) per Share” to the Audited Financial Statements.

99.2

Revised Arysta’s interim condensed consolidated income statement and the related note 5 “Earnings (loss) per Share” to the June Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

December 12, 2014

By:

/s/ Frank J. Monteiro

Name:

Frank J. Monteiro

Title:

Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number

Exhibit Title

99.1

Revised Arysta’s consolidated income statement and the related note 6 “Earnings (loss) per Share” to the Audited Financial Statements.

99.2

Revised Arysta’s interim condensed consolidated income statement and the related note 5 “Earnings (loss) per Share” to the June Financial Statements.